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                                                                    EXHIBIT 10.6

                                                                  EXECUTION COPY


                              AMENDED AND RESTATED
                          EXECUTIVE SEVERANCE AGREEMENT

                               COBALT CORPORATION

                                   ----------

                              MICHAEL E. BERNSTEIN

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                                TABLE OF CONTENTS

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                                                                       PAGE
                                                                       ----
ARTICLE 1 ESTABLISHMENT, TERM, AND PURPOSE................................2

ARTICLE 2 DEFINITIONS.....................................................2

ARTICLE 3 LOSS OF ELIGIBILITY UNDER THIS AGREEMENT........................6

ARTICLE 4 SEVERANCE BENEFITS..............................................6

ARTICLE 5 FORM AND TIMING OF SEVERANCE BENEFITS...........................9

ARTICLE 6 EXCISE TAX EQUALIZATION PAYMENT................................10

ARTICLE 7 THE COMPANY'S PAYMENT OBLIGATION...............................11

ARTICLE 8 LEGAL REMEDIES.................................................12

ARTICLE 9 OUTPLACEMENT ASSISTANCE........................................12

ARTICLE 10 SUCCESSORS AND ASSIGNMENT.....................................12

ARTICLE 11 MISCELLANEOUS.................................................13

                                      -i-
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                               COBALT CORPORATION

                              AMENDED AND RESTATED
                          EXECUTIVE SEVERANCE AGREEMENT

          THIS AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT is made and entered into as of the 29th day of May, 2002, by and between Cobalt Corporation (hereinafter referred to as the "Company") and Michael E. Bernstein (hereinafter referred to as the "Executive").

          WHEREAS, the Executive is a key executive of the Company;

          WHEREAS, should the possibility of a Change in Control of the Company (as defined in Section 2.6 hereof) arise, the Board believes it is imperative that the Company and the Board should be able to rely upon the Executive to continue in his or her position, and that the Company should be able to receive and rely upon the Executive's advice, if requested, as to the best interests of the Company without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control;

          WHEREAS, should the possibility of a Change in Control arise, in addition to his or her regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company, and to take such other actions as the Board might determine to be appropriate;

          WHEREAS, the Company and the Executive previously entered into that certain Executive Severance Agreement dated as of June 19, 2001 (the "Prior Severance Agreement");

          WHEREAS, Section 11.4 of the Prior Severance Agreement provides that provisions of the Prior Severance Agreement may be modified, waived, or discharged at any time or times by the agreement in writing signed by the Company and the Executive; and

          WHEREAS, pursuant to Section 13 of that certain Employment Agreement, dated as of May 29, 2002, by and between the Company and the Executive, the parties covenanted to make certain amendments to the Prior Severance Agreement, and the Company and the Executive wish to amend and restate in its entirety the Prior Severance Agreement to incorporate such amendments.

          NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his or her advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

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                                   ARTICLE 1

                        ESTABLISHMENT, TERM, AND PURPOSE

          This Agreement will commence on the Effective Date and, subject to
Article 3, shall continue in effect for three (3) full years. However, at the end of such three (3) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee delivers written notice six (6) months prior to the end of such term, or extended term, to the Executive, that the Agreement will not be extended. In the latter case, the Agreement will terminate at the end of the term, or extended term, then in progress, or as provided in Article 3.

          However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of:
(i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

                                    ARTICLE 2

                                   DEFINITIONS

          Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

          2.1 "Base Salary" means the salary of record paid to an Executive by the Company, or by Blue Cross & Blue Shield United of Wisconsin or any other subsidiary of the Company as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

          2.2 "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, but excluding those whose status arises from the holding of proxies and including option holders on a fully diluted basis.

          2.3 "Beneficiary" means the persons or entities designated or deemed designated by the Executive pursuant to Section 11.2 herein.

          2.4    "Board" means the Board of Directors of the Company.

          2.5 "Cause" means: (a) the Executive's willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from Disability or occurring after issuance by the Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has willfully failed to substantially perform his or her duties, and after the Executive has failed to resume substantial performance of his or her duties on a continuous basis within thirty (30) calendar days of receiving such demand; (b) the Executive willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the

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Company, monetarily or otherwise; or (c) the Executive having been convicted of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal) which substantially impairs the Executive's ability to perform his or her duties or responsibilities. For purposes of this Section 2.5, the Executive's actions or failures to act will be deemed "willful" only if done or omitted in bad faith and without reasonable belief that the action or omission was in the best interests of the Company.

          2.6    "Change in Control" shall mean:

                 (i) Any individual, entity or: group (within the meaning of Section 13(d)(3) of the Exchange Act) (a "Person"), other than the Wisconsin United for Health Foundation, Inc. (the "FOUNDATION") becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the either (x) the then outstanding shares of common stock of the Company (the "OUTSTANDING COMPANY COMMON STOCK") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in an election of directors (the "OUTSTANDING COMPANY VOTING SECURITIES") provided, however, that for purposes of this
          Section 2.6, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored by or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation controlled by the Company, or (E) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 2.6 (iii); or (F) any acquisition where the Person owns, after the acquisition, less of the Outstanding Company Voting Securities or Outstanding Company Common Stock than the Foundation then owns after such acquisition.

                 (ii) Individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                 (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business

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          Combination beneficially own, directly or indirectly, more than 50%
          of, respectively, the then Outstanding shares of common stock and the combined voting power of the then Outstanding voting Company Securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

                 (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          2.7 "Code" means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

          2.8 "Committee" means the Management Review Committee of the Board or any other committee appointed by the Board to perform the functions of the Management Review Committee or any successor committee which performs the functions of the Management Review Committee or, in the absence of one, by the Board.

          2.9 "Company" means Cobalt Corporation, a Wisconsin corporation, or any successor thereto as provided in Article 10 herein.

          2.10 "Disability" means a complete and permanent disability as determined by the Committee in accordance with the Company Long-Term Disability Plan, as in effect on the Effective Date.

          2.11 "Effective Date" means the date of this Agreement set forth above.

          2.12 "Effective Date of Termination" means the date on which a Qualifying Termination occurs.

          2.13 "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

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          2.14   "Good Reason" shall mean, without the Executive's express
written consent, the occurrence of any one or more of the following:

          (a) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices and reporting requirements) as an employee of the Company, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from the greater of those in effect (i) on the Effective Date; (ii) during the fiscal year immediately preceding the year of the Change in Control; or (iii) immediately preceding the Change in Control;

          (b) Any breach of this Agreement by the Company, other than an isolated, insubstantial or inadvertent failure which is not taken in bad faith and which the Company or any successor remedies promptly after notice from the Executive;

          (c) The Executive's principal office is moved to a location that is more than fifty (50) miles farther from the Executive's home than the principal office location immediately prior to the Change in Control;

          (d) A reduction by the Company in the Executive's Base Salary as in effect on the Effective Date or as the same shall be increased from time to time;

          (e) A material reduction in the Executive's level of participation in any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates from the greater of the levels in place on: (i) the Effective Date; (ii) the fiscal year immediately preceding the Change in Control; or (iii) immediately preceding the Change in Control;

          (f) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 10 herein; or

          (g) Any termination of Executive's employment by the Company that is not effected pursuant to a Notice of Termination.

          The existence of Good Reason shall not be affected by the Executive's temporary incapacity due to physical or mental illness not constituting a Disability. The Executive's continued employment shall not constitute a waiver of the Executive's rights with respect to any circumstance constituting Good Reason.

          2.15 "Notice of Termination" means a written notice which shall indicate the specific provision in this Agreement governing the Executive's termination of employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          2.16   "Person" shall have the meaning ascribed to such term in
Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as provided in Section 13(d).

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          2.17   "Profit Sharing Plan" means the Company Profit Sharing Plan.

          2.18 "Qualifying Termination" means termination of the Executive's employment under one of the circumstances described in Section 4.2 below.

          2.19 "Retirement" shall mean termination of employment after the Executive has attained Age 55 and completed 10 "Years of Service" (as such term is defined in the Company's tax-qualified defined benefit pension plan.) "Retirement" shall be deemed to occur only if it is pursuant to a mandatory retirement provision in such plan or if the Executive and the Company agree in writing that "Retirement" has occurred for purposes of this Agreement. (Retirement pursuant to a mandatory retirement provision added on or after a date six months prior to a Change in Control will not be treated as mandatory retirement for purposes of this Agreement.)

          2.20 "Severance Benefits" means the payment of severance compensation as provided in Section 4.3 herein.

                                   ARTICLE 3

                    LOSS OF ELIGIBILITY UNDER THIS AGREEMENT

          In the event Executive's job classification is reduced, the Committee, in its sole discretion, may cancel this Agreement by written notice delivered to the Executive. A cancellation occurring later than six (6) months prior to a Change in Control shall be null and void.

                                   ARTICLE 4

                               SEVERANCE BENEFITS

          4.1 RIGHT TO SEVERANCE BENEFITS. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 4.3 herein, if the Executive incurs a Qualifying Termination during the six (6) month period immediately prior to a Change in Control or within twenty-four (24) calendar months following a Change in Control.

          The Executive shall not be entitled to receive Severance Benefits if he or she is terminated for Cause, or if his or her employment with the Company ends due to death, Disability, or Retirement or due to termination of employment by the Executive without Good Reason.

          4.2 QUALIFYING TERMINATION OF EMPLOYMENT. Upon the occurrence of any one or more of the following events the Company shall pay Severance Benefits to the Executive under this Agreement:

          (a) Termination of the Executive's employment by the Company for reasons other than Cause.

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          (b)    Termination by the Executive for Good Reason pursuant to a
Notice of Termination delivered to the Company by the Executive.

          4.3 DESCRIPTION OF SEVERANCE BENEFITS. In the event the Executive becomes entitled to receive Severance Benefits as provided in Sections 4.1 and
4.2 herein, the Company shall pay to the Executive and provide him or her with the following:

          (a) An amount equal to three (3) times the highest rate of the Executive's annualized Base Salary in effect at any time up to and including the Effective Date of Termination.

          (b) An amount equal to three (3) times the Executive's target award ("Target Award") under the annual bonus plan and the Profit Sharing Plan established for the plan year in which the Executive's Effective Date of Termination occurs, or the prior plan year if a Target Award has not been established for the plan year in which the Executive's Effective Date of Termination occurs.

          (c) A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage (collectively, "Supplemental Benefits") for three (3) full years after the Effective Date of Termination. These benefits shall be provided at the same cost to the Executive (if any), and at the same coverage level, as in effect as of the Executive's Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all management employees with respect to Supplemental Benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. COBRA-related benefits will begin as of the end of the three year period (or upon earlier discontinuance described below).

          The continuation of any or all of the Supplemental Benefits shall be discontinued prior to the end of the three (3) year period in the event the Executive has available substantially similar benefits at a comparable cost from a subsequent employer.

          The Executive must supply all information reasonably requested by the Company pursuant to this subsection.

          (d) An amount equal to the Executive's unpaid targeted annual bonus, established for the plan year in which the Executive's Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five
(365).

          (e) An amount equal to the Executive's unpaid allocation from the Profit Sharing Plan, established for the plan year in which the Executive's Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365).

          (f) The Executive shall be eligible for benefits under the Company Retiree Medical Plan (the "Retiree Medical Plan") beginning at age 55 regardless of whether the

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Executive: (i) is an employee of the Company on the date he attains age 55; or
(ii) has completed 10 years of service with the Company. Executive shall be subject to all of the other terms and provisions of the Retiree Medical Plan (including the provisions limiting the cost of the Retiree Medical Plan which the Company will pay) except: (i) in the event that the Retiree Medical Plan is terminated, the Company shall obtain substitute coverage providing similar benefits for the Executive and shall make the same Company contributions toward the cost of such substitute coverage; (ii) in the event the Executive has available, from a subsequent employer, similar medical coverage at a similar employee cost, coverage under the Retiree Medical Plan shall be suspended until such similar coverage (other than COBRA continuation of such coverage) terminates; and (iii) the Executive may elect to terminate Retiree Medical Plan participation, or reenter the Retiree Medical Plan, at any time.

          (g) All options to purchase equity interests in the Company granted to the Executive by the Company under the terms of the Company Equity Incentive Plan outstanding on the Effective Date of Termination shall immediately become fully vested and exercisable in accordance with the terms of the Company Equity Incentive Plan and the respective option agreements covering such options and shall remain in effect and exercisable through the end of the respective option agreements covering such options, without regard to the termination of the Executive's employment. Except as provided in the previous sentence, incentive awards granted under the Company Equity Incentive Plan and other incentive arrangements adopted by the Company shall be governed by the terms of the applicable plan.

          (h) The Company shall cause the Executive to be fully and immediately vested in his accrued benefit under any supplemental executive retirement plan of the Company providing benefits for the Executive (the "SERP"). In addition, the Executive shall be credited with not less than 15 years of credited service under the SERP for subsidized early retirement benefits regardless of the Executive's age and service at the Effective Date of Termination. In the event that the Executive is credited with additional years of credited service under the SERP pursuant to this Section 4(h), the Executive's annualized Base Salary and Target Award in effect immediately preceding the Effective Date of Termination shall be used for purposes of calculating the amounts credited to the Executive under the SERP for those additional years and such additional years of credited service shall be treated as the Executive's most recent years of service for purposes of calculating Final Average Earnings under the SERP.

          The aggregate benefits accrued by the Executive as of the Effective Date of Termination under the Company Pension Plan, the UGS Pension Plan, the Company 401(k) Plan, and other qualified savings and retirement plans sponsored by the Company shall be governed by the terms of the applicable plan.

          Compensation which has been deferred under the Company Deferred Compensation Plan or other plans sponsored by the Company, as applicable, together with all interest that has been credited with respect to any such deferred compensation balances, shall be governed by the terms of the applicable plan.

          4.4 TERMINATION FOR DISABILITY. In the event the Executive's employment is terminated due to Disability, the Executive shall not be entitled to the Severance Benefits described in Section 4.3. The terms and conditions of the Executive's employment rights under that circumstance shall be determined without regard to this Agreement.

                                        8
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          4.5    TERMINATION FOR RETIREMENT OR DEATH. If the Executive's
employment is terminated by reason of his or her Retirement or death, the Executive shall not be entitled to the Severance Benefits described in Section
4.3. The terms and conditions of the Executive's employment rights under those circumstances are to be determined without regard to this Agreement.

          4.6 TERMINATION FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employment is terminated either: (a) by the Company for Cause; or (b) by the Executive other than for Good Reason, the Company shall pay the Executive the amounts specified in Section 4.8 and the Company shall have no further obligations to the Executive under this Agreement.

          4.7 NOTICE OF TERMINATION. Any termination of employment by the Company or by the Executive for Good Reason shall be communicated by a Notice of Termination. If the Executive is providing the notice, it should be delivered to a member of the Committee. If the Company is providing notice, it should be delivered to the Executive.

          4.8 PAYMENT OF ACCRUED COMPENSATION AND BENEFITS. In all events, ] Executive shall, upon termination of employment with the Company, be paid an amount equal to Executive's unpaid Base Salary, accrued vacation pay and any other accrued but unpaid compensation in cash or cash equivalents within ten
(10) days of the termination except where the terms of the compensation arrangement or plan govern instead of this Agreement and specifically provide for later payment.

          4.9 COORDINATION WITH OTHER AGREEMENTS. The Severance Benefits described in Section 4.3 shall be reduced by any severance benefits paid pursuant to either: (i) other agreements between the Company and the Executive or (ii) any plan adopted by the Company, UNLESS such plan or agreement expressly provides that the benefits under such plan or agreement are in addition to the benefits payable under this Agreement.

                                    ARTICLE 5

                      FORM AND TIMING OF SEVERANCE BENEFITS

          5.1 FORM AND TIMING OF SEVERANCE BENEFITS. The Severance Benefits described in Sections 4.3(a), 4.3(b), 4.3(d), and 4.3(e) herein shall be paid in cash or cash equivalents to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, (or, if later, the date of the Change in Control) but in no event beyond ten (10) days from such date. The Supplemental Benefits described in Section 4.3(c) shall be paid at the times due under each applicable plan.

          5.2 WITHHOLDING OF TAXES. The Company shall be entitled to withhold from any amounts payable under this Agreement the minimum taxes legally required to be withheld (including, without limitation, any United States Federal taxes and any other state, city, or local taxes).

                                        9
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                                   ARTICLE 6

                         EXCISE TAX EQUALIZATION PAYMENT

          6.1 EXCISE TAX EQUALIZATION PAYMENT. Notwithstanding anything contained in this Agreement or any other agreement between Executive and the Company to the contrary, or termination of this Agreement following a Change in Control, in the event that the Executive becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan or compensation arrangement with the Company, its subsidiaries or affiliates (in the aggregate, the "Total Payments"), if all or any part of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income or employment tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 6.1 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practical following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

          6.2 TAX COMPUTATION. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise
Tax:

          (a) The Severance Benefits and any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company and subsidiaries or affiliates, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as "parachute payments" within, the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(l) shall be treated as subject to the Excise Tax, unless in the opinion of a nationally recognized tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive: (i) the Severance Benefits and such other payments or benefits (in whole or in part) do not constitute parachute payments; (ii) such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code; or (iii) are otherwise not subject to the Excise Tax;

          (b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

          (c) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                                       10
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          For purposes of determining the amount of the Gross-Up Payment, the
Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          6.3 SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service adjusts the computation of the Company under Section 6.2 herein so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the national tax counsel referred to above.

          6.4 COSTS OF CALCULATIONS. The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the national tax counsel of and from any and all claims, damages, and expenses resulting from or relating to its determination pursuant to this Article 6, except for claims, damages, or expenses resulting from the gross negligence or willful misconduct of such firm.

                                   ARTICLE 7

                        THE COMPANY'S PAYMENT OBLIGATION

          7.1 PAYMENT OBLIGATIONS ABSOLUTE. The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Subject to the provision set forth in Sections 8.1 and 8.2, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

          The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 4.3(c) herein.

          7.2 CONTRACTUAL RIGHTS TO BENEFITS. This Agreement establishes and vests in each Executive a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

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                                    ARTICLE 8

                                 LEGAL REMEDIES

          8.1 PAYMENT OF LEGAL FEES. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company's refusal to provide the Severance Benefits, the Gross-Up Payment and/or any other benefits under this Agreement to which the Executive becomes entitled under this Agreement, or as a result of the Company's contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict (including conflicts related to the calculation of parachute payments) between the parties pertaining to this Agreement; provided, however, that the Company shall be reimbursed by the Executive for all such fees and expenses in the event the Executive fails to prevail with respect to any one (1) material issue of dispute in connection with such legal action. The Executive shall not be liable for the Company's fees or costs related to any such litigation.

          8.2 ARBITRATION. Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his or her employment with the Company, in accordance with the rules of the American Arbitration Association then in effect.

          Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company; provided, however, that the Company shall be reimbursed by the Executive for all such fees and expenses in the event the Executive fails to prevail with respect to any one (1) material issue of dispute in connection with such legal action. The Executive shall not be liable for the Company's fees or costs related to any such arbitration.

                                   ARTICLE 9

                             OUTPLACEMENT ASSISTANCE

          Following a Qualifying Termination (as described in Section 4.2 herein), the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the two (2) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Executive's Base Salary as of the Effective Date of Termination.

                                   ARTICLE 10

                            SUCCESSORS AND ASSIGNMENT

          10.1 SUCCESSORS TO THE COMPANY. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or

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substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle Executives to compensation from the Company in the same amount and on the same terms as they would be entitled to hereunder if they had terminated their employment with the Company voluntarily for Good Reason. Except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

          10.2 ASSIGNMENT BY THE EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies (prior to receipt of all amounts due under Sections 4.3(a), 4.3(b), 4.3(d) or 4.3(e) and 4.8, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

                                   ARTICLE 11

                                  MISCELLANEOUS

          11.1 EMPLOYMENT STATUS. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is "at will," and may be terminated by either the Executive or the Company at any time, subject to applicable law.

          11.2 BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designations at any time.

          11.3 SEVERABILITY. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

          11.4 MODIFICATION. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by the Company, or by the respective parties' legal representatives and successors.

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          11.5   EFFECT ON PRIOR SEVERANCE AGREEMENT. This Agreement shall
completely supercede the Prior Severance Agreement between the Company and the Executive and the Prior Severance Agreement shall have no further force or effect.

          11.6 APPLICABLE LAW. To the extent not preempted by the laws of the United States, the laws of the state of Wisconsin shall be the controlling law in all matters relating to this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement as of day and year first written above.

COBALT CORPORATION                           Executive: /s/ Michael E. Bernstein
                                                       ------------------------
                                                       Michael E. Bernstein

By: /s/ Thomas R. Hefty
   ---------------------------------------

Its:         CEO
    --------------------------------------

Attest: /s/ Gail L. Hanson
       -----------------------------------

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